UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

Amendment #1

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

BERKELEY COFFEE & TEA, INC.
(Exact name of registrant as specified in its charter)

NEVADA	80-0385523
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Building B, #439, Jinyuan Ba Lu

Jiangqiao Town,

Jiading District

Shanghai 201812 China
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     [X]

Securities Act registration statement file number to which this form relates.  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common
(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered

Description of Securities

The following description of the capital stock of the Company and certain provisions of the Company's Articles of Incorporation and By-Laws is a summary and is qualified in its entirety by the provisions of the Articles of Incorporation and By-Laws.

The Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock, with a par value of $0.001.  The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; (c) do not have preemptive subscription or conversion rights and there are no redemption or sinking fund applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) cumulative or special voting rights; (b) preemptive rights to purchase in new issues of Shares; (c) preference as to dividends or interest; (d) preference upon liquidation; or (e) any other special rights or preferences.  In addition, the Shares are not convertible into any other security.  There are no restrictions on dividends under any loan, other financing arrangements or otherwise.  As of the date of this Prospectus, the Company had 10,300,000 shares of common stock outstanding.

Non-Cumulative Voting

The holders of shares of common stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose.  In such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Common Stock

The common stock holders have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to the holders of shares of common stock upon the liquidation, dissolution or winding up of the affairs of the Company.  Except as described herein, no pre-emptive, subscription, or conversion rights pertain to the common stock and no redemption or sinking fund provisions exist for the benefit thereof.

As a consequence of their ownership of common stock, the current stockholders of the Company will continue to control a majority of the voting power of the Company and, accordingly, will be able to elect all of the Company's directors.

Preferred Stock

There are no preferred shares authorized or issued.

Employee Stock Option Plan

As of the date of this Prospectus, the Company does not have an Employee Stock Option Plan.

Transfer Agent

The Company has retained Clear Trust, LLC as its transfer agent.  There contact information is as follows:

Clear Trust

16540 Pointe Village Drive

Suite 201

Lutz, FL 33558

(818)235-4490

(818) 388-4549

www.cleartrustonline.com

Item 2.  Exhibits

None

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BERKELEY COFFEE & TEA, INC.

_/s/ Sean Tan_________________________

November 9, 2011________________

SEAN TAN, PRESIDENT

DATE